UNITED STATES
                      SECURITIES AND EXCHANGE COMMISSION

                            Washington, D.C. 20549
                               ---------------

                                  FORM 8-A/A
                               Amendment No. 1

               FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
                    PURSUANT TO SECTION 12(b) OR (g) OF THE
                        SECURITIES EXCHANGE ACT OF 1934
                                ---------------

                                  CONOCO INC.
            (Exact name of registrant as specified in its charter)


        DELAWARE                                       51-0370352
(State of incorporation or organization)   (I.R.S. Employer Identification No.)

    600 NORTH DAIRY ASHFORD ROAD
           HOUSTON, TEXAS                                   77079
(Address of principal executive offices)                  (Zip Code)

       Securities to be registered pursuant to Section 12(b) of the Act:

       Title of each class                     Name of each exchange on which
       to be registered                        each class is to be registered
       -------------------                     ------------------------------

       Common Stock, par value $.01 per        New York Stock Exchange, Inc.
       share Preferred Share Purchase Rights   New York Stock Exchange, Inc.

     If this Form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [X]

     If this Form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

     Securities Act registration statement file number to which this form relates:

     Securities to be registered pursuant to Section 12(g) of the Act:

                                     None
                               (title of class)


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ITEM 1.   DESCRIPTION OF REGISTRANT'S SECURITIES TO BE
          REGISTERED.

          The classes of securities to be registered hereby are common stock, par value $.01 per share ("Common Stock"), of Conoco Inc., a Delaware corporation ("Conoco"), and the associated rights (the "Rights") to purchase Series A Junior Participating Preferred Stock, par value $.01 per share ("Series A Preferred Stock"), of Conoco, such Rights to initially trade together with the Common Stock. The Rights are to be issued pursuant to the Rights Agreement, dated as of October 19, 1998, between Conoco and EquiServe Trust Company, N.A., as successor rights agent to First Chicago Trust Company of New York, as amended and supplemented (the "Rights Agreement").

          Upon completion of the merger (the "Reclassification Merger") of Conoco Delaware I, Inc., a Delaware corporation and a wholly owned subsidiary of Conoco ("Merger Sub"), with and into Conoco as provided in the Agreement and Plan of Merger, dated as of July 17, 2001 and amended and restated in its entirety as of July 31, 2001, between Conoco and Merger Sub, each share of Conoco's Class A common stock, par value $.01 per share, and each share of Conoco's Class B common stock, par value $.01 per share, will be converted into one share of Common Stock. Upon completion of the Reclassification Merger, Conoco's authorized capital stock will consist of 4.6 billion shares of Common Stock and 250 million shares of preferred stock, par value $.01 per share ("Preferred Stock"). The following summary is qualified in its entirety by reference to the complete text of Conoco's Restated Certificate of Incorporation and bylaws and the Rights Agreement, which are filed as exhibits to this Registration Statement on Form 8-A and are incorporated herein by reference.

COMMON STOCK

     Voting Rights

          Each share of Common Stock will entitle its holder to one vote on all matters submitted to a vote of the stockholders. Holders of shares of Common Stock will not be able to cumulate their votes in the election of directors. In cumulative voting, a stockholder has a number of votes equal to the number to which his stockholdings would entitle him, multiplied by the number of directors being elected. A stockholder can then vote all of those votes in favor of one or more directors. This improves a minority stockholder's ability to influence the election of specific directors.

     Dividends

          All holders of Common Stock will share equally on a per share basis in any dividend declared by Conoco's board of directors, subject to any rights of any outstanding Preferred Stock to receive dividends.



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     Other Rights

          If Conoco is liquidated, dissolved or wound up, after full payment of any required amounts to holders of Preferred Stock, all holders of Common Stock will receive the same amount per share of any assets distributed to holders of Common Stock. Holders of shares of Common Stock have no right to have their shares redeemed or to purchase additional shares of Common Stock or other securities.

PREFERRED STOCK

          At the direction of Conoco's board of directors, Conoco may issue Preferred Stock from time to time in one or more series. Conoco's board of directors may, without any action by holders of Common Stock, adopt resolutions to issue Preferred Stock, which may include voting, dividend, redemption, conversion, exchange and liquidation rights as well as other rights and features of any series of Preferred Stock. Conoco's board of directors, without stockholder approval, may issue Preferred Stock with voting and other rights that could adversely affect the voting power of the holders of the Common Stock and that could hinder unsolicited attempts to acquire Conoco. The ability of the board of directors to issue Preferred Stock without stockholder approval may delay, defer or prevent a change in control of Conoco or the removal of existing management.

          For purposes of the rights plan described below, Conoco's board of directors has designated 1.0 million shares of Series A Preferred Stock. For a description of the rights plan, see "--Rights Plan."

ANTI-TAKEOVER EFFECTS OF CERTIFICATE AND BYLAW PROVISIONS

          The provisions of Conoco's Restated Certificate of Incorporation and bylaws summarized below may delay, deter or prevent a tender offer or takeover attempt that a stockholder might consider to be in its best interest, including offers or attempts that might result in a premium being paid over the market price for the Common Stock.

     Board of Directors

          Conoco's certificate of incorporation and bylaws provide that Conoco's board of directors is divided into three classes of directors, with the classes to be as equal in number as possible. Each director is elected for a three-year term and is to hold office until his or her successor is duly elected and qualified.

          The certificate of incorporation and bylaws provide that Conoco shall have not less than six nor more than 15 directors. A majority of the entire board of directors determines the exact number of directors. Conoco's board of directors currently consists of ten members. The certificate of incorporation also provides that any vacancies on the



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board will be filled by the majority vote of the remaining directors, even if less than a quorum, or by a sole remaining director. However, if a vacancy on the board of directors is caused by the stockholders removing a director, then only the stockholders can fill the vacancy, and the directors have no power to do so.

          The certificate of incorporation and the bylaws provide that directors may be removed only for cause and only by a majority vote of Conoco's stockholders. "Cause" will exist if the board of directors has determined that removal of a director is in Conoco's best interests. If the board of directors has not made that determination, then "cause" will exist only if:

          o the director has been convicted, or when a director is granted immunity to testify when another has been convicted, of a felony by a court and such conviction is no longer subject to direct appeal;

          o a majority of the directors or a court finds the director guilty of willful misconduct in performing his duties to Conoco in a matter of substantial importance to Conoco; or

          o a court finds the director mentally incompetent, and the mental incompetency directly affects his ability as a director of Conoco.

          Whenever holders of Preferred Stock may elect directors because Conoco has not paid dividends or because of other defaults under the terms of the Preferred Stock, any of those directors can only be removed as provided under the terms of the Preferred Stock.

     Advance Notice Procedures

          In general, a stockholder wishing to nominate directors or bring up other matters for consideration at an annual meeting of stockholders must notify Conoco in writing between 90 and 120 days prior to the anniversary of the previous year's annual meeting of stockholders. The notice must contain required information about the person to be nominated or the matters to be brought before the meeting and about the stockholder submitting the proposal.

     Special Meetings

          The certificate of incorporation and bylaws provide that currently only the chairman of the board or the board of directors may call special meetings of stockholders and stockholders may not call special meetings. No business other than that stated in the notice of such meeting may be transacted at any special meeting.



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     Action by Stockholders

          Stockholders may only act at an annual or special meeting of stockholders and not by written consent.

     Fair Price Provision

          The certificate of incorporation includes a "fair price" provision that prohibits business combinations with related persons unless either of the following conditions is met:

          With respect to each outstanding class or series of voting stock, either:

          o the payment is the same as the highest amount the related person paid in a tender offer completed within one year of the date of the definitive agreement for the business combination and the related person purchased at least 50% of the class or series of voting stock in the tender offer; or

          o the payment is not less than what the related person paid or agreed to pay for any shares of Conoco's voting stock in a transaction completed within one year of the date of the definitive agreement for the business combination in which the related person became or during which the related person was a 15% holder of any class of Conoco's voting stock.

          Alternatively, the transaction will be permitted if it is approved by a majority of the continuing directors or:

          o at least 80% of the votes entitled to be cast by the voting stock; and

          o at least 66 2/3% of the votes entitled to be cast by the voting stock other than voting stock owned by the related person.

          The same percentage approvals are also required to amend the fair price provisions.

          Under the fair price provision, a related person is any person, other than Conoco, its subsidiaries or their benefit plans, that beneficially owns 15% or more of any class of Conoco's voting stock or is an affiliate of Conoco and at any time within the preceding two-year period was the beneficial owner of 15% or more of any class of Conoco's voting stock.

          The types of business combinations covered by the fair price provision are:

          o any merger or consolidation of Conoco or any of Conoco's subsidiaries with a related person or an affiliate of a related person;

          o any sale, lease, exchange, transfer or other disposition of all or substantially all of Conoco's assets to a related person or an affiliate of a related person;

          o reclassifications, recapitalizations and other corporate actions requiring a stockholder vote that would increase by more than 1% the proportionate share of any class of voting stock beneficially owned by the related person or an affiliate of a related person; and

          o a dissolution of Conoco caused or proposed by a related person or an affiliate of a related person.

          A continuing director is a director who is unaffiliated with the related person and who was a director before the related person became a related person, and any successor of a continuing director who is unaffiliated with a related person and is recommended or nominated to succeed a continuing director by a majority of the continuing directors.

     Amendment

          The vote of 80% of Conoco's voting stock is required to amend provisions of Conoco's certificate of incorporation and bylaws relating to:

          o    stockholder action by written consent;

          o    the right to call special meetings of stockholders;

          o    advance notice procedures with respect to stockholder meetings;

          o    board of directors classification and removal provisions; and

          o    amendments changing the voting requirements for amendments.

          Conoco's board of directors may also amend the bylaws.

RIGHTS PLAN

          Conoco's board of directors has adopted a share purchase rights plan. Pursuant to the rights plan, one Right will accompany each outstanding share of Common Stock.

Each holder of a Right is entitled to purchase from Conoco, when the Right is exercisable, one one-thousandth of a share of Series A Preferred Stock at a price of $88, subject to adjustment.

          The description and terms of the Rights are set forth in the Rights Agreement. The Rights will be attached to all certificates representing Common Stock and shares of Common Stock held in book-entry form and will attach to all Common Stock certificates and book-entry shares Conoco issues prior to the "Rights Distribution Date." That date would occur, except in some cases, on the earlier of:

          o 10 business days following the first public announcement that a person or group of affiliated or associated persons (an "Acquiring Person") has acquired beneficial ownership of 15% or more of the outstanding Common Stock; or

          o 10 business days, or such later date as the board of directors may determine, following the start of a tender offer or exchange offer that would result, if closed, in a person becoming an Acquiring Person.

          Until the Rights Distribution Date or any earlier redemption or expiration of the Rights, the Rights will only be transferred with the Common Stock. Until the Rights Distribution Date or any earlier redemption or expiration of the Rights, all shares of Common Stock which are issued will have associated Rights. As soon as practicable following the Rights Distribution Date, Conoco will mail separate certificates evidencing the Rights to holders of Common Stock as of the close of business on that date. From and after the Rights Distribution Date, only separate Rights certificates will represent the Rights.

          The Rights will not be exercisable until the Rights Distribution Date. The Rights will expire on August 31, 2008, unless this date is extended by the board of directors or unless Conoco redeems the Rights earlier as described below.

          If any person or group becomes an Acquiring Person, the Rights held by the Acquiring Person will become void. At that time, each other holder of a Right will from that time have the right to receive upon exercise that number of shares of Common Stock having a then current market price (as defined in the Rights Agreement) of two times the exercise price of the Right. If Conoco is acquired in a merger or other business combination transaction or 50% or more of Conoco's consolidated assets or earning power are sold after a person or a group becomes an Acquiring Person, each holder of a Right will from that time have the right to receive, upon exercising the Right at the then- current exercise price, a number of shares of Common Stock of the acquiring company which has a then-current market price of two times the exercise price of the Right.

          At any time until the earlier of the tenth business day following the first public announcement that a person or group has become an Acquiring Person or August 31, 2008 (or such later date determined by the board of directors), the board of directors may redeem all of the Rights at a price of $.01 per Right. If the board timely orders the redemption of the Rights, the Rights will terminate on the effectiveness of that action.

          In connection with the Agreement and Plan of Merger, dated as of November 18, 2001 (the "Conoco/Phillips Merger Agreement"), between Conoco and Phillips Petroleum Company ("Phillips") pursuant to which Conoco and Phillips agreed to enter into a business combination in a merger of equals (the "Conoco/Phillips Merger") such that each would become wholly owned subsidiaries of a newly organized Delaware corporation which will be renamed ConocoPhillips in connection with the Conoco/Phillips Merger ("ConocoPhillips") as more fully described therein, Conoco and EquiServe Trust Company, N.A., as right agent (the "Rights Agent"), entered into a Fourth Amendment to the Rights Agreement dated as of November 18, 2001 (the "Fourth Amendment"), in order to, among other things, amend (i) Section 1(a) of the Rights Agreement to provide that none of Phillips, ConocoPhillips, or their respective affiliates or associates will be deemed to be an Acquiring Person solely by virtue of the approval, execution or delivery of the Conoco/Phillips Merger Agreement, the announcement of the transactions contemplated by the Conoco/Phillips Merger Agreement, the adoption of the Conoco/Phillips Merger Agreement by the stockholders of Conoco, the conversion of the shares of common stock of Conoco pursuant to the Conoco/Phillips Merger or the Conoco/Phillips Merger Agreement or the consummation of the transactions contemplated by the Conoco/Phillips Merger Agreement; (ii) Section 3(b) of the Rights Agreement to provide that a Rights Distribution Date will not occur solely because of the approval, execution or delivery of the Conoco/Phillips Merger Agreement, the announcement of the transactions contemplated by the Conoco/Phillips Merger Agreement, the adoption of the Conoco/Phillips Merger Agreement by the stockholders of Conoco, the conversion of the common stock of Conoco pursuant to the Conoco/Phillips Merger or the Conoco/Phillips Merger Agreement or the consummation of the transactions contemplated by the Conoco/Phillips Merger Agreement; and (iii) Section 7(a) of the Rights Agreement to provide that the Rights will, in addition to other events, expire upon the effective time of the Conoco/Phillips Merger, which effective time is more fully described, and is subject to conditions more fully described, in the Conoco/Phillips Merger Agreement.

          The board of directors may amend the terms of the Rights without the consent of the holders of the Rights prior to the Rights Distribution Date. After the Rights Distribution Date, the board may amend the Rights Agreement to cure any ambiguity, to make changes that do not adversely affect the interests of holders of Rights, or to shorten or lengthen any time period under the Rights Agreement. The board may not, however, amend the Rights to lengthen a time period relating to when the Rights may be redeemed if the Rights are not redeemable at that time.

          Until a Right is exercised, the holder of the Right will have no rights as a stockholder of Conoco, including the right to vote or to receive dividends.

          The number of outstanding Rights and the number of one-thousandths of a share of Series A Preferred Stock issuable upon exercise of each Right will be adjusted in the event of a stock split of, or a Common Stock dividend on, the Common Stock or subdivisions, consolidations or combinations of the Common Stock occurring prior to the Rights Distribution Date.

          The purchase price payable, and the number of shares of Series A Preferred Stock or other securities or property issuable, upon exercise of the Rights will be adjusted from time to time to prevent dilution in the event of some transactions affecting the Series A Preferred Stock.

          With some exceptions, the Rights Agreement does not require Conoco to adjust the purchase price until cumulative adjustments amount to at least 1% of the purchase price. No fractional shares of Series A Preferred Stock will be issued, other than fractions which are integral multiples of one one-thousandth of a share, which may, at Conoco's option, be evidenced by depositary receipts. Instead of issuing fractional shares, an adjustment in cash will be made based on the market price of the Series A Preferred Stock on the last trading day prior to the date of exercise.

          Series A Preferred Stock purchasable upon exercise of the Rights will not be redeemable. Each share of Series A Preferred Stock will be entitled to a minimum preferential quarterly dividend payment of $0.01 per share but will be entitled to an aggregate dividend of 1,000 times the dividend declared per share of Common Stock. In the event of liquidation, the holders of the Series A Preferred Stock will be entitled to a minimum preferential liquidation payment of $1,000 per share but will be entitled to an aggregate payment of 1,000 times the payment made per share of Common Stock. Each share of Series A Preferred Stock will have 1,000 votes voting together with the Common Stock. Finally, in the event of any merger, consolidation or other transaction in which shares of Common Stock are exchanged, each share of Series A Preferred Stock will be entitled to receive 1,000 times the amount received per share of the Common Stock. These rights are protected by customary anti-dilution provisions.

          The Rights have anti-takeover effects. The Rights will cause substantial dilution to any person or group that attempts to acquire Conoco without the approval of Conoco's board of directors. The Rights should not interfere with any merger or other business combination approved by the board of directors prior to the time that a person or group has acquired beneficial ownership of 15 percent or more of Common Stock since the Rights may be redeemed by Conoco until such time.



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CONTRACTUAL RELATIONS AMONG CONOCO AND RELATED ENTITIES

          Conoco's certificate of incorporation provides that, if specified disclosure conditions are satisfied and if fair as to Conoco as of the time it is authorized, approved or ratified by the board of directors, by a committee of the board or by the stockholders, no contract, agreement, arrangement or transaction between:

          o Conoco and one or more of the directors or officers of Conoco or a related entity, as defined below, or

          o    Conoco and any related entity

will be void or voidable solely because any related entity or any one or more of officers or directors of Conoco or any related entity are parties to the contract, agreement, arrangement or transaction, or solely because any such directors or officers are present at or participate in the meeting of the board of directors or committee thereof that authorizes the contract, agreement, arrangement or transaction or solely because his or their votes are counted for such purpose, and any related entity and such directors and officers:

          o will have fully satisfied and fulfilled their fiduciary duties to Conoco and Conoco's stockholders with respect to the contract, agreement, arrangement or transaction;

          o will not be liable to Conoco or Conoco's stockholders for any breach of fiduciary duty by reason of the entering into, performance or completion of any such contract, agreement, arrangement or transaction;

          o will be deemed to have acted in good faith and in a manner such persons reasonably believe to be in and not opposed to Conoco's best interests; and

          o will be deemed not to have breached their duties of loyalty to Conoco and Conoco's stockholders and not to have derived an improper personal benefit therefrom.

          A "related entity" is a corporation, partnership, association or other organization in which one or more of Conoco's directors have a financial interest.



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DELAWARE BUSINESS COMBINATION STATUTE

          Conoco is subject to Section 203 of the Delaware General Corporation Law, which regulates corporate acquisitions. Section 203 prevents an "interested stockholder," which is defined generally as a person owning 15% or more of a corporation's voting stock or any affiliate or associate of that person, from engaging in a broad range of "business combinations" with the corporation for three years after becoming an interested stockholder unless:

          o the board of directors of the corporation had previously approved either the business combination or the transaction which resulted in the stockholder's becoming an interested stockholder;

          o upon completion of the transaction which resulted in the stockholder's becoming an interested stockholder, that person owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced, excluding shares owned by persons who are directors and also officers and shares owned in employee stock plans in which participants do not have the right to determine confidentially whether shares held subject to the plan will be tendered; or

          o following the transaction in which that person became an interested stockholder, the business combination is approved by the board of directors of the corporation and holders of at least 66 2/3% of the outstanding voting stock not owned by the interested stockholder.

          Under Section 203, the restrictions described above also do not apply to specific business combinations proposed by an interested stockholder following the announcement or notification of designated extraordinary transactions involving the corporation and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of a majority of the corporation's directors. To qualify, such extraordinary transaction must be approved or not opposed by a majority of the directors who were directors prior to any person becoming an interested stockholder during the previous three years or were recommended for election or elected to succeed such directors by a majority of such directors.

          Section 203 makes it more difficult for a person who would be an interested stockholder to effect various business combinations with a corporation for a three-year period.

LIMITATIONS ON DIRECTORS' LIABILITY

          Conoco's certificate of incorporation provides that no director of Conoco shall be personally liable to Conoco or Conoco's stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

          o for any breach of the director's duty of loyalty to Conoco or Conoco's stockholders;

          o for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

          o in respect of unlawful dividend payments or stock redemptions or repurchases as provided in Section 174 of the Delaware General Corporation Law; or

          o for any transaction from which the director derived an improper personal benefit.

          These provisions eliminate Conoco's rights and the rights of Conoco's stockholders suing through stockholders' derivative suits on behalf of Conoco to recover monetary damages against a director for breach of fiduciary duty as a director, including breaches resulting from grossly negligent behavior, except in the situations described above. Conoco's bylaws provide for indemnification of directors and officers to the maximum extent permitted by Delaware law. Conoco has also entered into indemnification agreements with each of its directors providing for indemnification of such directors to the fullest extent permitted by applicable law.

LISTING

          The Common Stock and the associated Rights have been approved for listing on the New York Stock Exchange, Inc., subject to official notice of issuance.

ITEM 2.        EXHIBITS.

3.1 Form of Restated Certificate of Incorporation of Conoco (incorporated by reference to Appendix B filed as part of Conoco's Proxy Statement filed with the Securities and Exchange Commission on August 3, 2001).

3.2 By-laws of Conoco, as amended as of September 4, 2001 (incorporated by reference to Exhibit 3.2 of Conoco's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 28, 2001, File
               No. 001-14521).




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4.1            Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 of Conoco's Registration Statement on Form 8-A, filed with the Securities and Exchange
               Commission on September 28, 2001, File No. 001-14521).

4.2 Rights Agreement dated as of October 19, 1998 between Conoco and EquiServe Trust Company, N.A., as successor rights agent to First Chicago Trust Company of New York (the "Rights Agent") (incorporated by reference to Exhibit 4.4 of the Registration Statement of Conoco on Form S-8, Registration No. 333-65977).

4.3 Amendment to Rights Agreement dated as of October 20, 1998 between Conoco and the Rights Agent (incorporated by reference to Exhibit 4.6 of the Registration Statement of Conoco on Form S-8, Registration No. 333-65977).

4.4 Second Amendment to Rights Agreement dated as of July 29, 1999 between Conoco and the Rights Agent (incorporated by reference to Exhibit 4.1 of Conoco's Form 10-Q for the quarter ended June 30, 1999, File No. 001-14521).

4.5 Form of Third Amendment to Rights Agreement between Conoco and the Rights Agent, which includes as Exhibit A the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit D the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit
               4.5 of Conoco's Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on September 28, 2001, File No. 001-14521).

*4.6 Fourth Amendment to Rights Agreement dated as of November 18, 2001, between Conoco and the Rights Agent.

--------------------------
* Filed herein.



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                                   SIGNATURE

          Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereto duly authorized.

                                   Conoco Inc.,


                                   By: /s/ RICK A. HARRINGTON
                                       ------------------------------
                                       Name:  Rick A. Harrington
                                       Title: Senior Vice President, Legal and
                                              General Counsel

Date: November 19, 2001





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                                 Exhibit Index

Exhibit Number      Description

3.1 Form of Restated Certificate of Incorporation of Conoco (incorporated by reference to Appendix B filed as part of Conoco's Proxy Statement filed with the Securities and Exchange Commission on August 3, 2001).

3.2 By-laws of Conoco, as amended as of September 4, 2001 (incorporated by reference to Exhibit 3.2 of Conoco's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on September 28, 2001, File No. 001-14521).

4.1 Specimen certificate for shares of Common Stock (incorporated by reference to Exhibit 4.1 of Conoco's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on September 28, 2001, File No. 001-14521).

4.2 Rights Agreement dated as of October 19, 1998 between Conoco and EquiServe Trust Company, N.A., as successor rights agent to First Chicago Trust Company of New York (the "Rights Agent") (incorporated by reference to Exhibit
                    4.4 of the Registration Statement of Conoco on Form S-8, Registration No. 333-65977). 4.3 Amendment to Rights Agreement dated as of October 20, 1998 between Conoco and the Rights Agent (incorporated by reference to Exhibit 4.6 of the Registration Statement of Conoco on Form S-8, Registration No. 333-65977).

4.4 Second Amendment to Rights Agreement dated as of July 29, 1999 between Conoco and the Rights Agent (incorporated by reference to Exhibit 4.1 of Conoco's Form 10-Q for the quarter ended June 30, 1999, File No. 001-14521).



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Exhibit Number      Description

4.5 Form of Third Amendment to Rights Agreement between Conoco and the Rights Agent, which includes as Exhibit A the form of Certificate of Designations, Preferences and Rights of Series A Junior Participating Preferred Stock, as Exhibit B the form of Rights Certificate and as Exhibit D the Summary of Rights to Purchase Preferred Stock (incorporated by reference to Exhibit 4.5 of Conoco's Registration Statement on Form S-8, filed with the Securities and Exchange Commission on September 28, 2001, File No. 001-14521).

*4.6 Fourth Amendment to Rights Agreement dated as of November 18, 2001 between Conoco and the Rights Agent.





----------------
*Filed herein.

                                                                   EXHIBIT 4.6



                    FOURTH AMENDMENT TO RIGHTS AGREEMENT


          This Fourth Amendment, dated as of November 18, 2001 (this "Amendment"), to the Rights Agreement, dated as of October 19, 1998, as amended (as so amended, the "Rights Agreement"), is between Conoco Inc. (formerly known as Conoco Energy Company), a Delaware corporation (the "Company"), and EquiServe Trust Company, N.A., as successor to First Chicago Trust Company of New York, as Rights Agent (the "Rights Agent").

          WHEREAS, the Company and the predecessor Rights Agent have entered into the Rights Agreement specifying the terms of the Rights;

          WHEREAS, the Company has entered into an Agreement and Plan of Merger, dated as of November 18, 2001 (as it may be amended or supplemented, the "Merger Agreement"), by and among Phillips Petroleum Company, a Delaware corporation ("Phillips"), CorvettePorsche Corp. (to be renamed ConocoPhillips upon consummation of the Mergers (as such term is defined below)), a Delaware corporation ("New Parent"), Corvette Meger Corp., a Delaware corporation and a wholly owned subsidiary of New Parent, Porsche Merger Corp., a Delaware corporation and a wholly owned subsidiary of New Parent, and the Company;

          WHEREAS, the Company desires to amend the Rights Agreement in accordance with Section 26 of the Rights Agreement and no Distribution Date has occurred;

          NOW, THEREFORE, pursuant to the terms of the Rights Agreement and in accordance with Section 26 thereof, the following actions are hereby taken prior to executing the Merger Agreement:

          Section 1. Definitions. The following definitions shall be added to
Section 1 of the Rights Agreement:

               (kk) "Effective Time" has the meaning set forth in the Merger Agreement.

               (ll) "Mergers" has the meaning set forth in the Merger
          Agreement.

               (mm) "Merger Agreement" means the Agreement and Plan of Merger dated as of November 18, 2001, by and among Phillips Petroleum Company, a Delaware corporation, New Parent, Porsche Merger Corp., a Delaware corporation and a wholly owned subsidiary of New Parent, Corvette Merger Corp., a Delaware corporation and a wholly owned subsidiary of New Parent, and the Company.

               (nn) "New Parent" has the meaning set forth in the Merger Agreement.


          Section 2. Amendments to the Rights Agreement. The Rights Agreement is hereby amended as follows:

          (a) The definition of "Acquiring Person" in Section 1(a) of the Rights Agreement is hereby amended to add the following sentence at the end thereof:

               "Notwithstanding anything in this Agreement to the contrary, neither Phillips Petroleum Company nor New Parent nor any of their respective Affiliates or Associates shall be deemed to be an Acquiring Person, either individually or collectively, solely by virtue of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Mergers,
               (iii) the adoption of the Merger Agreement by the stockholders of the Company, (iv) the conversion of the Common Stock pursuant to the Merger or the Merger Agreement or (v) the consummation of the Mergers or of the other transactions contemplated by the Merger Agreement."

          (b) Section 3(b) of the Rights Agreement is amended to add the following sentence immediately after the first sentence thereof:

               "Notwithstanding anything in this Agreement to the contrary, no Distribution Date shall be deemed to have occurred solely as the result of (i) the approval, execution or delivery of the Merger Agreement, (ii) the announcement of the Mergers, (iii) the adoption of the Merger Agreement by the stockholders of the Company, (iv) the conversion of the Common Stock pursuant to the Merger Agreement or (v) the consummation of the Mergers or of the other transactions contemplated by the Merger Agreement."

          (c) Clause (i) of the first sentence of Section 7(a) of the Rights Agreement is amended and restated to read in its entirety as follows:

               "(1) 5:00 P.M., New York City time, on August 31, 2008 and (2) immediately prior to the Effective Time or such earlier date as may be established by the Board of Directors prior to the expiration of the Rights (such date, as it may be extended by the Board, the "Final Expiration Date"), or".

          Section 3. Miscellaneous.


          (a) The term "Agreement" as used in the Rights Agreement shall be deemed to refer to the Rights Agreement as amended hereby.

          (b) Except as expressly amended hereby, the Rights Agreement shall continue in full force and effect in accordance with the provisions thereof on the date hereof.

          (c) This Amendment may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument.

          Section 4. Governing Law. This Amendment shall be deemed to be a contract made under the laws of the State of Delaware and for all purposes shall be governed by and construed in accordance with the laws of such State applicable to contracts to be made and performed entirely within such State.

          IN WITNESS WHEREOF, the Company and the Rights Agent have caused this Amendment to be duly executed as of the day and year first above written.

                                           CONOCO INC.,


                                           by: /s/ RICK A. HARRINGTON
                                               ------------------------------
                                               Name:  Rick A. Harrington
                                               Title: Senior Vice President,
                                                      Legal and General Counsel


                                           EQUISERVE TRUST COMPANY, N.A.,
                                           as Rights Agent,

                                           by: /s/ ANTHONY MILO
                                               ------------------------------
                                               Name:  Anthony Milo
                                               Title: Managing Director